Exhibit 4.4

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORDING IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

WHEN RECORDED OR FILED,

PLEASE RETURN TO:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Barry Langman, Esq.

Space above for County Recorder’s Use

SECOND LIEN MORTGAGE, DEED OF TRUST, ASSIGNMENT OF AS-EXTRACTED

COLLATERAL, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING

STATEMENT

FROM

DUNE PROPERTIES, INC.

TO

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

The lien and security interest created by this instrument on the property described herein are junior and subordinate to the lien and security interest on such property created by that certain Amended and Restated Mortgage, Deed of Trust, Assignment of As-Extracted

Collateral, Security Agreement, Fixture Filing and Financing Statement dated as of

December 22, 2011, from Dune Properties, Inc. to George Serice, as Trustee for the Benefit

of Bank of Montreal, as administrative agent (the “Senior Mortgage”).

A CARBON, PHOTOGRAPHIC, OR OTHER REPRODUCTION OF THIS INSTRUMENT IS SUFFICIENT AS A FINANCING STATEMENT.

A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT. IN CERTAIN STATES, A POWER OF SALE MAY ALLOW THE TRUSTEE OR THE MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE MORTGAGOR UNDER THIS INSTRUMENT.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES.

THIS INSTRUMENT COVERS PROCEEDS OF MORTGAGED PROPERTY.

THIS INSTRUMENT COVERS “FIXTURES” AND “AS EXTRACTED COLLATERAL” (AND ACCOUNTS WITH RESPECT TO SAME), AS EACH SUCH TERM IS DEFINED IN THE UNIFORM COMMERCIAL CODE.

THIS INSTRUMENT COVERS MINERALS AND OTHER SUBSTANCES OF VALUE WHICH MAY BE EXTRACTED FROM THE EARTH (INCLUDING WITHOUT LIMITATION OIL AND GAS) AND THE ACCOUNTS RELATED THERETO, WHICH WILL BE FINANCED AT THE WELLHEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED IN THE EXHIBIT HERETO. THIS FINANCING STATEMENT IS TO BE FILED OR FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF THE RECORDERS OF THE COUNTIES OR PARISHES LISTED ON THE EXHIBIT HERETO. THE MORTGAGOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE AND IMMOVABLE PROPERTY CONCERNED, WHICH INTEREST IS DESCRIBED IN THE EXHIBIT ATTACHED HERETO.

PORTIONS OF THE MORTGAGED PROPERTY ARE GOODS WHICH ARE OR ARE TO BECOME AFFIXED TO OR FIXTURES ON THE LAND DESCRIBED IN OR REFERRED TO IN THE EXHIBIT HERETO. THIS FINANCING STATEMENT IS TO BE FILED FOR RECORD OR RECORDED, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF EACH COUNTY OR PARISH IN WHICH SAID LAND OR ANY PORTION THEREOF IS LOCATED. THE MORTGAGOR IS THE OWNER OF RECORD INTEREST IN THE REAL ESTATE CONCERNED. THIS INSTRUMENT IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS OR THE UCC RECORDS.

TABLE OF CONTENTS

		Page
	ARTICLE I
	DEFINITIONS

Section 1.01	Terms Defined Above	1
Section 1.02	UCC and Other Defined Terms	1
Section 1.03	Definitions	2

	ARTICLE II
	GRANT OF LIEN AND SECURED OBLIGATIONS

Section 2.01	Grant of Liens	5
Section 2.02	Grant of Security Interest	6
Section 2.03	Secured Obligations	7
Section 2.04	Fixture Filing, Etc.	8
Section 2.05	Pro Rata Benefit	8

	ARTICLE III
	ASSIGNMENT OF AS-EXTRACTED COLLATERAL

Section 3.01	Assignment	8
Section 3.02	No Modification of Payment Obligations	9
Section 3.03	Rights and Title of Consignee	10

	ARTICLE IV
	REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.01	Title	10
Section 4.02	Defend Title	10
Section 4.03	Not a Foreign Person	10
Section 4.04	Revenue and Cost Bearing Interest	10
Section 4.05	Rentals Paid; Leases in Effect	11
Section 4.06	Failure to Perform	11

	ARTICLE V
	RIGHTS AND REMEDIES

Section 5.01	Event of Default	11
Section 5.02	Foreclosure and Sale	11
Section 5.03	Substitute Trustees and Agents	13
Section 5.04	Judicial Foreclosure; Receivership	13
Section 5.05	Foreclosure for Installments	13
Section 5.06	Separate Sales	13
Section 5.07	Possession of Mortgaged Property	13
Section 5.08	Occupancy After Foreclosure	14

-i-

Exhibit A – Oil and gas Properties

-ii-

THIS MORTGAGE, DEED OF TRUST, ASSIGNMENT OF AS-EXTRACTED COLLATERAL, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT (this “Mortgage”) is entered into as of December 22, 2011 (the “Effective Date”) by DUNE PROPERTIES, INC., a Texas corporation (the “Mortgagor”), in favor of (i) U.S. Bank National Association, as Trustee (in such capacity, together with its successors and assigns, the “Trustee”) and Collateral Agent (in such capacity, together with its successors and assigns, the “Mortgagee”) for the Secured Parties (as defined in the Collateral Agreement referred to below) with respect to all Mortgaged Properties located in or adjacent to the Deed of Trust State and (ii) the Mortgagee for its benefit and the benefit of the Secured Parties with respect to all Mortgaged Properties located in or adjacent to each Mortgage State and with respect to all UCC Collateral.

R E C I T A L S

A. Mortgagor and Issuer entered into (i) that certain Second Lien Collateral Agreement dated as of December 22, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Collateral Agreement”) with Mortgagee and (ii) that certain Indenture dated as of December 22, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Indenture”) with U.S. Bank National Association, as trustee and collateral agent pursuant to which, upon the terms and conditions stated therein, Issuer is issuing floating rate Senior Secured Notes due 2016 (together with any and all additional notes issued pursuant to the Indenture, collectively, the “Second Lien Notes”).

B. The Mortgagor is executing and delivering this Mortgage pursuant to the terms of the Indenture to induce the Trustee to enter into the Indenture.

C. The lien and security interest created by this instrument on the property described herein are junior and subordinate to the lien and security interest on such property created by the Senior Mortgage.

D. Therefore, in order to comply with the terms and conditions of the Collateral Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Terms Defined Above. As used in this Mortgage, each term defined above has the meaning indicated above.

Section 1.02 UCC and Other Defined Terms. Each capitalized term used in this Mortgage and not defined in this Mortgage shall have the meaning ascribed to such term in the Indenture. Any capitalized term not defined in either this Mortgage or the Indenture shall have the meaning assigned to such term in the Applicable UCC.

Section 1.03 Definitions.

“Applicable UCC” means the provisions of the Uniform Commercial Code presently in effect in the jurisdiction in which the relevant UCC Collateral is situated or which otherwise is applicable to the creation or perfection of the Liens described herein or the rights and remedies of Mortgagee under this Mortgage.

“Collateral” means collectively all the Mortgaged Property and all the UCC Collateral (but shall exclude any Excluded Property).

“Deed of Trust State” has the meaning assigned such term in Section 2.01.

“Event of Default” has the meaning assigned to such term in Section 5.01.

“Excluded Property” means (a) any Equipment subject to a purchase money security interest or equipment lease (“Encumbered Equipment”) if and to the extent that the creation of a security interest in the right, title or interest of the Grantor in the Encumbered Equipment would cause or result in a default under any contractual provision or other restriction; (b) any rights or interest in any contract, license, permit or franchise covering real or personal property of the Grantor if, under the terms of the contract, license, permit or franchise or applicable law, the grant of a security interest or other Lien therein is prohibited as a matter of Law, or under the terms of the contract, license, permit or franchise and that prohibition has not been effectively waived or the consent of the other party(ies) to such contract, license, permit or franchise has not been obtained, but the foregoing exclusions in no way will be construed (i) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the UCC (as same may be limited by other applicable Law) or other applicable Law, or (ii) to limit, impair or otherwise affect the continuing security interests of the Secured Creditors in and Liens upon any rights or interests of the Grantors in or to (A) monies due or to become due under any described contract, license, permit or franchise (including any Accounts), or (B) any proceeds from the sale, license, lease, or other dispositions of any such contract or license; (c) leasehold interests; (d) assets subject to certificates of title; (e) “intent to use” trademark applications; and (f) assets as to which the Senior Mortgagee and the Issuer (or the Mortgagee and the Issuer if the Senior Mortgage is no longer outstanding) reasonably agree that the cost of obtaining a security interest or perfection thereof is excessive in relation to the benefit to the Secured Parties of the security afforded thereby.

“Future Advances” means future obligations and future advances that the Mortgagee or any Secured Parties may make pursuant to any Secured Transaction Document.

“Grantor” has the meaning assigned to such term in the Collateral Agreement.

“Hydrocarbon Interests” means all rights, titles, interests and estates and the lands and premises covered or affected thereby now or hereafter acquired by the Mortgagor in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, fee interests, surface interests, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature, in each case, which are described on Exhibit A; provided that, it is the intent of the Mortgagor that all of its interests be subject to the Lien of this Mortgage even if (i) its interests on Exhibit A shall be incorrectly described or a description of a part or all of such property or the Mortgagor’s interests therein be omitted or limited to particular lands, specified depths or particular types of property interests or (ii) such properties or interests may be hereafter acquired.

“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of the Mortgagor, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests or other properties constituting Oil and Gas Properties.

“Indemnified Parties” means the Trustee, the Mortgagee, each Secured Party and their officers, directors, employees, representatives, agents, attorneys, accountants and experts.

“Issuer” means Dune Energy, Inc., a Delaware corporation.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, property or financial condition of the Mortgagor, Issuer and/or their Subsidiaries taken as a whole, excluding the effect of events, developments and circumstances affecting the oil and gas exploration and production industry generally, (b) the ability of the Mortgagor, Issuer and/or their Subsidiaries to perform any of its material obligations under any document related to the Indenture or this Mortgage, (c) the validity or enforceability of any such document or (d) the rights and remedies of Mortgagee or any Secured Party under any such document, but in each case excluding the effects of the Reorganization (as defined in the “Credit Agreement” referenced in the Senior Mortgage).

“Mortgaged Property” means the Oil and Gas Properties and other properties and assets described in Section 2.01(a) through Section 2.01(e).

“Mortgage State” has the meaning ascribed such term in Section 2.01.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, production sales or other contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, equipment leases and other agreements which relate to any of the Hydrocarbon Interests or any interests therein or to the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of the

Hydrocarbons from or attributable to such Oil and Gas Properties; (e) all Hydrocarbons; (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, including all compressor sites, settling ponds and equipment or pipe yards; and (g) all properties, rights, titles, interests and estates described or referred to above whether now owned or hereinafter acquired, including any and all property, real or personal, immoveable or moveable, situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering systems, field gathering systems, salt water disposal facilities, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, steam generation facilities, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Paid In Full In Cash” means (i) the payment in full in cash of all principal, interest (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding) and premium, if any, on all Second Lien Notes outstanding under the Indenture and (ii) the payment in full in cash or posting of cash collateral in respect of all other obligations or amounts that are outstanding under the Indenture (other than amounts in respect of indemnification, expense, reimbursement or tax gross-up for which no claim has been made).

“Permitted Encumbrances” means all Liens permitted to be placed on the Mortgaged Properties under Section 9.03 of the Credit Agreement and Section 4.08 of the Indenture.

“Permitted Liens” has the meaning set forth in the Indenture.

“Post-Default Rate” means the post-default rate per annum set forth in Section 2.12 of the Indenture applicable to past due payments, but in no event to exceed the Highest Lawful Rate.

“Responsible Officer” means any officer within the entity in question having direct responsibility for the administration of this Mortgage or any other officer within such entity customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular matter, any other officer of such entity to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Secured Obligations” has the meaning assigned to such term in Section 2.03.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Secured Transaction Documents” has the meaning assigned to such term in Section 2.03(a).

“Senior Mortgage” means the Amended and Restated Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement dated as of December 22, 2011, by Mortgagor to George Serice for the benefit of the Other Secured Persons (as defined therein), as amended, supplemented or otherwise modified from time to time.

“Senior Mortgagee” means Bank of Montreal, as administrative agent and mortgagee under the Senior Mortgage.

“Trustee” means U.S. Bank National Association, whose address for notice hereunder is Corporate Trust Services, 5555 San Felipe Street, Suite 1150, Houston, Texas 77056, Facsimile No.: (713) 235-9213, Attention: Corporate Trust Officer and any successors and substitutes in trust hereunder.

“UCC Collateral” means the property and other assets described in Section 2.02.

ARTICLE II

GRANT OF LIEN AND SECURED OBLIGATIONS

Section 2.01 Grant of Liens. To secure payment of the Secured Obligations, the Mortgagor does by these presents hereby:

(i) GRANT, BARGAIN, SELL, ASSIGN, MORTGAGE, TRANSFER and CONVEY to the Trustee, for the use and benefit of the Mortgagee and the Secured Parties, all the following properties, rights and interests (as described in subsections (a) through (e) immediately below) which are located in (or cover or relate to such Oil and Gas Properties located in) or offshore of the state of Texas (the “Deed of Trust State”), TO HAVE AND TO HOLD unto the Trustee forever to secure the Secured Obligations; and

(ii) GRANT, BARGAIN, SELL, WARRANT, MORTGAGE, ASSIGN, TRANSFER, PLEDGE, HYPOTHECATE and CONVEY to the Mortgagee, for its benefit and the benefit of the Secured Parties, with mortgage covenants, and upon the statutory mortgage condition for the breach of which this Mortgage may be subject to foreclosure as provided by applicable law, all the following properties, rights and interests which are located in or offshore Louisiana (the “Mortgage State”):

(a) All rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to the Oil and Gas Properties described on Exhibit A.

(b) All rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to all geological, geophysical, engineering, accounting, title, legal and other technical or business data concerning the Oil and Gas Properties, the Hydrocarbons or any other item of property which are in the possession of the Mortgagor, and all books, files, records, magnetic media, computer records and other forms of recording or obtaining access to such data.

(c) All rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to all Hydrocarbons.

(d) Any property that may from time to time hereafter, by delivery or by writing of any kind, be subjected to the Liens hereof by the Mortgagor or by anyone on the Mortgagor’s behalf; and the Trustee and/or the Mortgagee are hereby authorized to receive the same at any time as additional security hereunder.

(e) All of the rights, titles and interests of every nature whatsoever now owned or hereafter acquired by the Mortgagor in and to the Oil and Gas Properties described in Exhibit A and all other rights, titles, interests and estates and every part and parcel thereof, including, without limitation, any rights, titles, interests and estates as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or Permitted Encumbrances to which any of such Oil and Gas Properties or other rights, titles, interests or estates are subject or otherwise; all rights of the Mortgagor to Liens securing payment of proceeds from the sale of production from any of such Oil and Gas Properties, together with any and all renewals and extensions of any of such related rights, titles, interests or estates; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described or mentioned above; and any and all additional interests of any kind hereafter acquired by the Mortgagor in and to such related rights, titles, interests or estates.

TO HAVE AND TO HOLD the foregoing properties, rights and interests unto the Trustee and Mortgagee (and their respective successors and assigns), as the case may be, upon the terms and conditions of this Mortgage.

Any fractions or percentages specified on Exhibit A in referring to the Mortgagor’s interests are solely for purposes of the warranties made by the Mortgagor pursuant to Section 4.01 and Section 4.04 and shall in no manner limit the quantum of interest affected by this Section 2.01 with respect to any Oil and Gas Property or with respect to any unit or well identified on Exhibit A.

Notwithstanding any provision in this Mortgage to the contrary, in no event (x) is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgage Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Mortgage and (y) is any Excluded Property included in the definition of Mortgaged Property and no Excluded Property is hereby encumbered by this Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et. seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

Section 2.02 Grant of Security Interest. To further secure the Secured Obligations, the Mortgagor hereby grants to the Mortgagee, for its benefit and the benefit of the Secured Parties, a security interest in and to all of the following (whether now or hereafter acquired by operation of law or otherwise):

(a) all As-Extracted Collateral from or attributable to the Oil and Gas Properties;

(b) all Fixtures;

(c) all Hydrocarbons;

(d) all books and records pertaining to the Oil and Gas Properties; and

(e) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, and guarantees given with respect to any of the foregoing.

Notwithstanding any provision in this Mortgage to the contrary, in no event is any Excluded Property included in the grant of any security interest pursuant to this Mortgage and no Excluded Property is hereby encumbered by this Mortgage.

Section 2.03 Secured Obligations. This Mortgage is executed and delivered by the Mortgagor to secure and enforce the following (the “Secured Obligations”):

(a) Payment of and performance of any and all indebtedness, fees, interest, indemnities, reimbursements, obligations and liabilities of the Issuer or any Subsidiary Guarantor (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding) pursuant to the Indenture, Collateral Agreement, this Mortgage or any other document or instrument entered into in connection with the Second Lien Notes to grant a security interest to the Mortgagee (collectively, the “Secured Transaction Documents”), whether now existing or hereafter arising and being in the original principal amount of Fifty Million Dollars ($50,000,000) with final maturity on or before December 15, 2016, executed from time to time by the Issuer or any Subsidiary of the Issuer under or pursuant to the Indenture.

(b) Any sums which may be advanced or paid by the Trustee or the Mortgagee under the terms hereof or of the Indenture or any Secured Transaction Document on account of the failure of the Mortgagor or any of its Subsidiaries to comply with the covenants of the Mortgagor contained herein, in the Indenture or any other Secured Transaction Document and all other obligations, liabilities and indebtedness of the Mortgagor or any other Subsidiary Guarantor arising pursuant to the provisions of this Mortgage or any Secured Transaction Document.

(c) Any additional notes issued by the Mortgagee pursuant to the Indenture. It is contemplated that the Issuer may issue additional notes from time to time, but shall not be obligated to do so, and the Mortgagor agrees that any such additional notes shall be secured by this Mortgage.

(d) Any and all renewals, modifications, substitutions, rearrangements or extensions of any of the foregoing, whether in whole or in part.

Section 2.04 Fixture Filing, Etc. Without in any manner limiting the generality of any of the other provisions of this Mortgage: (i) some portions of the goods described or to which reference is made herein are or are to become Fixtures on the land described or to which reference is made herein or on Exhibit A; (ii) the security interests created hereby under applicable provisions of the Applicable UCC will attach to all As-Extracted Collateral (all minerals including oil and gas and the Accounts resulting from the sale thereof at the wellhead or minehead located on the Oil and Gas Properties described or to which reference is made herein or on Exhibit A) and all other Hydrocarbons; (iii) this Mortgage is to be filed of record in the real estate records or other appropriate records as a financing statement; and (iv) the Mortgagor is the record owner of the real estate or interests in the real estate or immoveable property comprised of the Mortgaged Property.

Section 2.05 Pro Rata Benefit. This Mortgage is executed and granted for the pro rata benefit and security of the Mortgagee and the Secured Parties to secure the Secured Obligations for so long as same remains unpaid and thereafter until the Secured Obligations have been Paid In Full In Cash.

ARTICLE III

ASSIGNMENT OF AS-EXTRACTED COLLATERAL

Section 3.01 Assignment.

(a) Provided that the Mortgagor shall have the rights permitted under clause (b) below, the Mortgagor has absolutely and unconditionally assigned, transferred, conveyed and granted a security interest , and does hereby absolutely and unconditionally assign, transfer, convey and grant a second priority security interest unto the Mortgagee in and to:

(i) all of its As-Extracted Collateral located in or relating to the Mortgaged Properties located in the county where this Mortgage is filed, including without limitation, all As-Extracted Collateral relating to the Hydrocarbon Interests, the Hydrocarbons and all products obtained or processed therefrom;

(ii) the revenues and proceeds now and hereafter attributable to such Mortgaged Properties, including the Hydrocarbons, and said products and all payments in lieu, such as “take or pay” payments or settlements; and

(iii) all amounts and proceeds hereafter payable to or to become payable to the Mortgagor or now or hereafter relating to any part of such Mortgaged Properties and all amounts, sums, monies, revenues and income which become payable to the Mortgagor from, or with respect to, any of the Mortgaged Properties, present or future, now or hereafter constituting a part of the Hydrocarbon Interests.

(b) The Hydrocarbons and products are to be delivered into pipe lines connected with the Mortgaged Property, or to the purchaser thereof, to the credit of the Mortgagee, for its benefit and the benefit of the Secured Parties, free and clear of all taxes, charges, costs and expenses; and, subject to the following sentence, all such revenues and proceeds shall be paid directly to the Mortgagee, at its offices in Houston, Texas, with no duty or obligation of any party paying the same to inquire into the rights of the Mortgagee to receive the same, what application is made thereof, or as to any other matter. Notwithstanding anything to the contrary contained herein, so long as no Event of Default shall have occurred and is continuing, Mortgagor shall have the right to collect all revenues and proceeds attributable to the Hydrocarbons that accrue to the Oil and Gas Properties or the products obtained or processed therefrom, as well as any Liens and security interests securing any sales of said Hydrocarbons and to retain, use and enjoy same.

(c) Subject to the last sentence of clause (b) above, the Mortgagor agrees to perform all such acts, and to execute all such further assignments, transfers and division orders and other instruments as may be required or desired by the Mortgagee or any party in order to have said proceeds and revenues so paid to the Mortgagee. In addition to any and all rights of a secured party under Sections 9.607 and 9.609 of the Applicable UCC, and subject to clause (b) above, the Mortgagee is fully authorized to receive and receipt for said revenues and proceeds; to endorse and cash any and all checks and drafts payable to the order of the Mortgagor or the Mortgagee for the account of the Mortgagor received from or in connection with said revenues or proceeds and to hold the proceeds thereof in a Deposit Account with the Mortgagee or other acceptable commercial bank as additional collateral securing the Secured Obligations; and to execute transfer and division orders in the name of the Mortgagor, or otherwise, with warranties binding the Mortgagor. All proceeds received by the Mortgagee pursuant to this grant and assignment shall be applied as provided in Section 5.14.

(d) The Mortgagee shall not be liable for any delay, neglect or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder; but the Mortgagee shall have the right, at its election, in the name of the Mortgagor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by the Mortgagee in order to collect such funds and to protect the interests of the Mortgagee and/or the Mortgagor, with all costs, expenses and attorneys’ fees incurred in connection therewith being paid by the Mortgagor.

(e) The Mortgagor hereby appoints the Mortgagee as its attorney-in-fact solely in order to pursue any and all rights of the Mortgagor to Liens in the Hydrocarbons securing payment of proceeds of runs attributable to the Hydrocarbons. In addition to the Liens granted to the Trustee and/or the Mortgagee in Section 2.01(e), the Mortgagor hereby further transfers and assigns to the Mortgagee any and all such Liens, security interests, financing statements or similar interests of the Mortgagor attributable to its interest in the As-Extracted Collateral, any other Hydrocarbons and proceeds of runs therefrom arising under or created by said statutory provision, judicial decision or otherwise. The power of attorney granted to the Mortgagee in this Section 3.01, being coupled with an interest, shall be irrevocable until the Secured Obligations have been Paid In Full In Cash.

Section 3.02 No Modification of Payment Obligations. Nothing herein contained shall modify or otherwise alter the obligation of the Mortgagor to make prompt payment of all amounts constituting Secured Obligations when and as the same become due regardless of whether the proceeds of the As-Extracted Collateral and Hydrocarbons are sufficient to pay the same and the rights provided in accordance with the foregoing assignment provision shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Secured Obligations. Nothing in this Article III is intended to be an acceptance of collateral in satisfaction of the Secured Obligations.

Section 3.03 Rights and Title of Consignee. In addition to the rights, titles and interests hereby conveyed pursuant to Section 2.01, the Mortgagor hereby grants to the Mortgagee those Liens given to interest owners of Hydrocarbons to secure the obligations of purchasers at the wellhead, including those rights provided in Tex. Bus. & Com. Code Ann. §9.343 (Vernon Supp. 1989) (“Tex. UCC”), as amended from time to time.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

The Mortgagor hereby represents, warrants and covenants as follows:

Section 4.01 Title. To the extent of the undivided interests specified on Exhibit A, the Mortgagor has good and defensible title to and is possessed of the Hydrocarbon Interests and has good title to the UCC Collateral, in both instances except for Permitted Encumbrances.

Section 4.02 Defend Title. This Mortgage is, and always will be kept, a second priority Lien (subordinate only to the first priority interest represented by the Senior Mortgage and Permitted Liens entitled to priority as a matter of law) upon the Collateral; provided that Permitted Encumbrances may exist, but no intent to subordinate the priority of the Liens created hereby is intended or inferred by such existence. The Mortgagor will warrant and defend the title to the Collateral against the claims and demands of all other Persons whomsoever and will maintain and preserve the Lien created hereby (and its priority) until the Secured Obligations shall be Paid In Full In Cash. If (i) an adverse claim be made against or a cloud develop upon the title to any part of the Collateral other than a Permitted Encumbrance or (ii) any Person, including the holder of a Permitted Encumbrance, shall challenge the priority or validity of the Liens created by this Mortgage, then the Mortgagor agrees to promptly defend against such adverse claim, take appropriate action to remove such cloud or subordinate such Permitted Encumbrance, in each case, at the Mortgagor’s sole cost and expense.

Section 4.03 Not a Foreign Person. The Mortgagor is not a “foreign person” within the meaning of the Code, Sections 1445 and 7701 (i.e. the Mortgagor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

Section 4.04 Revenue and Cost Bearing Interest. The Mortgagor’s ownership of the undivided interests in the wells specified on Exhibit A will, after giving full effect to all Permitted Encumbrances, afford the Mortgagor not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or which is allocated to such undivided interests specified as Net Revenue Interest (as specified on Exhibit A) on attached Exhibit A except for periods in which the Mortgagor has elected to not participate in well operations (which allows other owners to recoup a multiple of their costs of participation before the Mortgagor will again be entitled to receive its share of production) and will cause the Mortgagor to bear not more than that portion (expressed as a fraction, percentage or decimal), specified as Working Interest on Exhibit A, of the costs of drilling, developing and operating the wells identified on Exhibit A except to the extent of any proportionate corresponding increase in the Net Revenue Interest.

Section 4.05 Rentals Paid; Leases in Effect. Except as otherwise set forth in the Indenture or as could not reasonably be expected to have a Material Adverse Effect, all rentals and royalties due and payable in accordance with the terms of any leases or subleases comprising a part of the Mortgaged Property have been duly paid or provided for, and all leases or subleases comprising a part of the Oil and Gas Property are in full force and effect.

Section 4.06 Failure to Perform. The Mortgagor agrees that if it fails to perform any act or to take any action which it is required to perform or take hereunder or pay any money which the Mortgagor is required to pay hereunder, each of the Mortgagee and the Trustee, in the Mortgagor’s name or its or their own name, may, but shall not be obligated to, perform or cause to perform such act or take such action or pay such money, and any expenses so incurred by either of them and any money so paid by either of them shall be a demand obligation owing by the Mortgagor to the Mortgagee or the Trustee, as the case may be, and each of the Mortgagee and the Trustee, upon making such payment, shall be subrogated to all of the rights of the Person receiving such payment. Each amount due and owing by the Mortgagor to each of the Mortgagee and the Trustee pursuant to this Mortgage shall bear interest from the date of such expenditure or payment to such Person until paid at the Post-Default Rate.

ARTICLE V

RIGHTS AND REMEDIES

Section 5.01 Event of Default. An Event of Default under the Indenture shall be an “Event of Default” under this Mortgage.

Section 5.02 Foreclosure and Sale.

(a) If an Event of Default shall occur and be continuing, to the extent provided by applicable law, the Mortgagee shall have the right and option to proceed with foreclosure by: (i) with respect to that portion of the Mortgaged Property located in or adjacent to any Deed of Trust State directing the Trustee to proceed, and (ii) with respect to that portion of the Mortgaged Property located in or adjacent to any Mortgage State proceeding, with foreclosure and to sell all or any portion of such Mortgaged Property at one or more sales, as an entirety or in parcels, at such place or places in otherwise such manner and upon such notice as may be required by law, or, in the absence of any such requirement, as the Mortgagee may deem appropriate, and to make conveyance to the purchaser or purchasers. Where the Mortgaged Property is situated in more than one jurisdiction, notice as above provided shall be posted and filed in all such jurisdictions (if such notices are required by law), and all such Mortgaged Property may be sold in any such jurisdiction and any such notice shall designate the jurisdiction where such Mortgaged Property is to be sold. Nothing contained in this Section 5.02 shall be construed so as to limit in any way any rights to sell the Mortgaged Property or any portion thereof by private sale if and to the extent that such private sale is permitted under the laws of the applicable jurisdiction or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering. The Mortgagor hereby irrevocably appoints the Trustee and the Mortgagee, with full power of substitution, to be the attorneys-in-fact of the Mortgagor and in the name and on behalf of the Mortgagor solely in order to execute and deliver any deeds, transfers, conveyances, assignments, assurances and notices which the Mortgagor ought to execute and deliver and do and perform any and all such acts and things which the Mortgagor ought to do and perform under the covenants herein contained and generally, to use the name of the Mortgagor in the exercise of all or any of the powers hereby conferred on the Trustee and/or the Mortgagee. At any such sale: (i) whether made under the power herein contained or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for the Trustee or the Mortgagee, as appropriate, to have physically present, or to have constructive possession of, the Mortgaged Property (the Mortgagor hereby covenanting and agreeing to deliver any portion of the Mortgaged Property not actually or constructively possessed by the Trustee or the Mortgagee immediately upon his or its demand) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by the Trustee or the Mortgagee shall contain a general warranty of title, binding upon the Mortgagor and its successors and assigns, (iii) each and every recital contained in any instrument of conveyance made by the Trustee or the Mortgagee shall conclusively establish the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Secured Obligations, advertisement and conduct of such sale in the manner provided herein and otherwise by law and appointment of any successor trustee hereunder, (iv) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed, (v) the receipt of the Trustee, the Mortgagee or such other party or officer making the sale shall be a sufficient discharge to the purchaser or purchasers for its purchase money and no such purchaser or purchasers, or its assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof, (vi) to the fullest extent permitted by law, the Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, and against any and all other persons claiming or to claim the property sold or any part thereof, by, through or under the Mortgagor, and (vii) to the extent and under such circumstances as are permitted by law, the Mortgagee may be a purchaser at any such sale, and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the bid upon the amount of the Secured Obligations (in the order of priority set forth in Section 5.14) in lieu of cash payment.

(b) If an Event of Default shall occur and be continuing, then (i) the Mortgagee shall be entitled to all of the rights, powers and remedies afforded a secured party by the Applicable UCC with reference to the UCC Collateral or (ii) the Trustee or the Mortgagee may proceed as to any Collateral in accordance with the rights and remedies granted under this Mortgage or applicable law in respect of the Collateral. Such rights, powers and remedies shall be cumulative and in addition to those granted to the Trustee or the Mortgagee under any other provision of this Mortgage or under any other Loan Document or any Secured Transaction Document. Written notice mailed to the Mortgagor as provided herein at least ten (10) days prior to the date of public sale of any part of the Collateral which is personal property subject to the provisions of the Applicable UCC, or prior to the date after which private sale of any such part of the Collateral will be made, shall constitute reasonable notice.

Section 5.03 Substitute Trustees and Agents. The Trustee or Mortgagee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Trustee or Mortgagee, including the posting of notices and the conduct of sale, but in the name and on behalf of the Trustee or Mortgagee. If the Trustee or Mortgagee shall have given notice of sale hereunder, any successor or substitute trustee or mortgagee agent thereafter appointed may complete the sale and the conveyance of the property pursuant thereto as if such notice had been given by the successor or substitute trustee or mortgagee agent conducting the sale.

Section 5.04 Judicial Foreclosure; Receivership. If any of the Secured Obligations shall become due and payable and shall not be promptly paid, the Trustee or the Mortgagee shall have the right and power to proceed by a suit or suits in equity or at law, whether for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Collateral under the judgment or decree of any court or courts of competent jurisdiction, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Collateral under the order of a court or courts of competent jurisdiction or under executory or other legal process, or for the enforcement of any other appropriate legal or equitable remedy. Any money advanced by the Trustee and/or the Mortgagee in connection with any such receivership shall be a demand obligation (which obligation the Mortgagor hereby expressly promises to pay) owing by the Mortgagor to the Trustee and/or the Mortgagee and shall bear interest from the date of making such advance by the Trustee and/or the Mortgagee until paid at the Post-Default Rate.

Section 5.05 Foreclosure for Installments. The Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Secured Obligations which have not been paid when due either through the courts or by directing the Trustee to proceed with foreclosure in satisfaction of the matured but unpaid portion of the Secured Obligations as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest and other Secured Obligations then due; such sale may be made subject to the unmatured portion of the Secured Obligations, and any such sale shall not in any manner affect the unmatured portion of the Secured Obligations, but as to such unmatured portion of the Secured Obligations this Mortgage shall remain in full force and effect just as though no sale had been made hereunder. It is further agreed that several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Secured Obligations, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Secured Obligations without exhausting the power to foreclose and sell the Mortgaged Property for any subsequently maturing portion of the Secured Obligations.

Section 5.06 Separate Sales. The Collateral may be sold in one or more parcels and to the extent permitted by applicable law in such manner and order as the Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 5.07 Possession of Mortgaged Property. If an Event of Default shall have occurred and be continuing, then, to the extent permitted by applicable law, the Trustee or the Mortgagee shall have the right and power to enter into and upon and take possession of all or any part of the Collateral in the possession of the Mortgagor, its successors or assigns, or its or their agents or servants, and may exclude the Mortgagor, its successors or assigns, and all persons claiming under the Mortgagor, and its or their agents or servants wholly or partly therefrom; and, holding the same, the Mortgagee may use, administer, manage, operate and control the Collateral and conduct the business thereof to the same extent as the Mortgagor, its successors or assigns, might at the time do and may exercise all rights and powers of the Mortgagor, in the name, place and stead of the Mortgagor, or otherwise as the Mortgagee shall deem best. All costs, expenses and liabilities of every character incurred by the Trustee and/or the Mortgagee in administering, managing, operating, and controlling the Mortgaged Property shall constitute a demand obligation (which obligation the Mortgagor hereby expressly promises to pay) owing by the Mortgagor to the Trustee and/or the Mortgagee and shall bear interest from date of expenditure until paid at the Post-Default Rate.

Section 5.08 Occupancy After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale the Mortgagor or the Mortgagor’s heirs, devisees, representatives, successors or assigns or any other person claiming any interest in the Collateral by, through or under the Mortgagor, are occupying or using the Mortgaged Property or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either the landlord or tenant, or at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; to the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Mortgaged Property (such as an action for forcible entry and detainer) in any court having jurisdiction.

Section 5.09 Remedies Cumulative, Concurrent and Nonexclusive. Every right, power, privilege and remedy herein given to the Trustee or the Mortgagee shall be cumulative and in addition to every other right, power and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including specifically those granted by the Applicable UCC in effect and applicable to the Collateral or any portion thereof). Each and every right, power, privilege and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by the Trustee or the Mortgagee, and the exercise, or the beginning of the exercise, or the abandonment, of any such right, power, privilege or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter any other right, power, privilege or remedy. No delay or omission by the Trustee or the Mortgagee or any Other Secured Person in the exercise of any right, power or remedy shall impair any such right, power, privilege or remedy or operate as a waiver thereof or of any other right, power, privilege or remedy then or thereafter existing.

Section 5.10 Discontinuance of Proceedings. If the Trustee or the Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under any Secured Transaction Document or available at law and shall thereafter elect to discontinue or abandon same for any reason, then it shall have the unqualified right so to do and, in such an event, the parties shall be restored to their former positions with respect to the Secured Obligations, this Mortgage, the Indenture, the Collateral and otherwise, and the rights, remedies, recourses and powers of the Trustee and the Mortgagee, as applicable, shall continue as if same had never been invoked.

Section 5.11 No Release of Obligations. Neither the Mortgagor, any Subsidiary Guarantor nor any other person hereafter obligated for payment of all or any part of the Secured Obligations shall be relieved of such obligation by reason of: (a) the failure of the Trustee to comply with any request of the Mortgagor, or any Subsidiary Guarantor or any other Person so obligated to foreclose the Lien of this Mortgage or to enforce any provision hereunder or under the Indenture; (b) the release, regardless of consideration, of the Mortgaged Property or any portion thereof or interest therein or the addition of any other property to the Mortgaged Property; (c) any agreement or stipulation between any subsequent owner of the Mortgaged Property and the Mortgagee extending, renewing, rearranging or in any other way modifying the terms of this Mortgage without first having obtained the consent of, given notice to or paid any consideration to the Mortgagor, any Subsidiary Guarantor or such other Person, and in such event the Mortgagor, Subsidiary Guarantor and all such other persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by the Mortgagee; or (d) by any other act or occurrence save and except if the Secured Obligations are Paid In Full In Cash and any other obligations hereunder or under the Indenture are completely fulfilled.

Section 5.12 Release of and Resort to Collateral. The Mortgagee may release, regardless of consideration, any part of the Collateral without, as to the remainder, in any way impairing, affecting, subordinating or releasing the Lien created in or evidenced by this Mortgage or its stature as a second Lien (subordinate only to the first priority interest represented by the Senior Mortgage and any other Permitted Liens entitled to priority as a matter of law) in and to the Collateral, and without in any way releasing or diminishing the liability of any Person liable for the repayment of the Secured Obligations. For payment of the Secured Obligations, the Mortgagee may resort to any other security therefor held by the Mortgagee or the Trustee in such order and manner as the Mortgagee may elect.

Section 5.13 Waiver of Redemption, Notice and Marshalling of Assets, Etc. To the fullest extent permitted by law, the Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to the Mortgagor by virtue of any present or future moratorium law or other law exempting the Collateral from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment; (b) all notices of any Event of Default or of the Mortgagee’s or any other secured Person’s intention to accelerate maturity of the Secured Obligations or of any election to exercise or any actual exercise of any right, remedy or recourse provided for hereunder or under any Secured Transaction Document or available at law; and (c) any right to a marshalling of assets or a sale in inverse order of alienation. If any law referred to in this Mortgage and now in force, of which the Mortgagor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained or to preclude the operation or application of the provisions hereof. If the laws of any state which provides for a redemption period do not permit the redemption period to be waived, the redemption period shall be specifically reduced to the minimum amount of time allowable by statute.

Section 5.14 Application of Proceeds. The proceeds of any sale of the Mortgaged Property or any part thereof and all other monies received in any proceedings for the enforcement hereof or otherwise, whose application has not elsewhere herein been specifically provided for, shall be applied:

(a) First, to the payment of all reasonable expenses incurred by the Trustee or the Mortgagee incident to the enforcement of this Mortgage, the Indenture or any Secured Transaction Document to collect any portion of the Secured Obligations (including, without limiting the generality of the foregoing, expenses of any entry or taking of possession, of any sale, of advertisement thereof, and of conveyances, and court costs, compensation of agents and employees, legal fees and a reasonable commission to the Trustee acting, if applicable), and to the payment of all other reasonable charges, expenses, liabilities and advances incurred or made by the Trustee or the Mortgagee under this Mortgage or in executing any trust or power hereunder; and

(b) Second, as set forth in Section 4.10 of the Indenture.

Section 5.15 Resignation of Operator. In addition to all rights and remedies under this Mortgage, at law and in equity, if any Event of Default shall occur and the Trustee or the Mortgagee shall exercise any remedies under this Mortgage with respect to any portion of the Mortgaged Property (or the Mortgagor shall transfer any Mortgaged Property “in lieu of” foreclosure) whereupon the Mortgagor is divested of its title to any of the Collateral, the Mortgagee shall have the right to request that any operator of any Mortgaged Property which is either the Mortgagor or any Affiliate of the Mortgagor to resign as operator under the joint operating agreement applicable thereto, and no later than 60 days after receipt by the Mortgagor of any such request, the Mortgagor shall resign (or cause such other Person to resign) as operator of such Collateral.

Section 5.16 Indemnity. THE INDEMNIFIED PARTIES SHALL NOT BE LIABLE, IN CONNECTION WITH ANY ACTION TAKEN, FOR ANY LOSS SUSTAINED BY THE MORTGAGOR RESULTING FROM AN ASSERTION THAT THE MORTGAGEE HAS RECEIVED FUNDS FROM THE PRODUCTION OF HYDROCARBONS CLAIMED BY THIRD PERSONS OR ANY ACT OR OMISSION OF ANY INDEMNIFIED PARTY IN ADMINISTERING, MANAGING, OPERATING OR CONTROLLING THE MORTGAGED PROPERTY INCLUDING SUCH LOSS WHICH MAY RESULT FROM THE ORDINARY NEGLIGENCE OF AN INDEMNIFIED PARTY UNLESS SUCH LOSS IS CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE INDEMNIFIED PARTY SEEKING INDEMNITY. NO INDEMNIFIED PARTY WILL BE OBLIGATED TO PERFORM OR DISCHARGE ANY OBLIGATION, DUTY OR LIABILITY OF THE MORTGAGOR. THE MORTGAGOR SHALL AND DOES HEREBY AGREE TO INDEMNIFY EACH INDEMNIFIED PARTY FOR, AND TO HOLD EACH INDEMNIFIED PARTY HARMLESS FROM, ANY AND ALL LIABILITY, LOSS OR DAMAGE WHICH MAY OR MIGHT BE INCURRED BY ANY INDEMNIFIED PARTY BY REASON OF THIS MORTGAGE OR THE EXERCISE OF RIGHTS OR REMEDIES HEREUNDER. IF ANY INDEMNIFIED PARTY SHALL MAKE ANY EXPENDITURE ON ACCOUNT OF ANY SUCH LIABILITY, LOSS OR DAMAGE, THE AMOUNT THEREOF, INCLUDING COSTS, EXPENSES AND REASONABLE ATTORNEYS’ FEES, SHALL BE A DEMAND

OBLIGATION (WHICH OBLIGATION THE MORTGAGOR HEREBY EXPRESSLY PROMISES TO PAY) OWING BY THE MORTGAGOR TO SUCH INDEMNIFIED PARTY AND SHALL BEAR INTEREST FROM THE DATE EXPENDED UNTIL PAID AT THE POST-DEFAULT RATE. THE MORTGAGOR HEREBY ASSENTS TO, RATIFIES AND CONFIRMS ANY AND ALL ACTIONS OF EACH INDEMNIFIED PARTY WITH RESPECT TO THE MORTGAGED PROPERTY TAKEN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS MORTGAGE. THE LIABILITIES OF THE MORTGAGOR AS SET FORTH IN THIS SECTION 5.16 SHALL SURVIVE THE TERMINATION OF THIS MORTGAGE.

ARTICLE VI

THE TRUSTEE

Section 6.01 Duties, Rights, and Powers of Trustee. The Trustee shall have no duty to see to any recording, filing or registration of this Mortgage or any other instrument in addition or supplemental thereto, or to give any notice thereof, or to see to the payment of or be under any duty in respect of any tax or assessment or other governmental charge which may be levied or assessed on the Mortgaged Property, or any part thereof, or against the Mortgagor, or to see to the performance or observance by the Mortgagor of any of the covenants and agreements contained herein. The Trustee shall not be responsible for the execution, acknowledgment or validity of this Mortgage or of any instrument in addition or supplemental hereto or for the sufficiency of the security purported to be created hereby, and makes no representation in respect thereof or in respect of the rights of the Mortgagee. The Trustee shall have the right to advise with counsel upon any matters arising hereunder and shall be fully protected in relying as to legal matters on the advice of counsel. The Trustee shall not incur any personal liability hereunder except for the Trustee’s own willful misconduct; and the Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine.

Section 6.02 Successor Trustee. The Trustee may resign by written notice addressed to the Mortgagee or be removed at any time with or without cause by an instrument in writing duly executed on behalf of the Mortgagee. In case of the death, resignation or removal of the Trustee, a successor may be appointed by the Mortgagee by instrument of substitution complying with any applicable Governmental Requirements, or, in the absence of any such requirement, without formality other than appointment and designation in writing. Written notice of such appointment and designation shall be given by the Mortgagee to the Mortgagor, but the validity of any such appointment shall not be impaired or affected by failure to give such notice or by any defect therein. Such appointment and designation shall be full evidence of the right and authority to make the same and of all the facts therein recited. Upon the making of any such appointment and designation, this Mortgage shall vest in the successor all the estate and title in and to all of the Mortgaged Property in or adjacent to any Deed of Trust State, and the successor shall thereupon succeed to all of the rights, powers, privileges, immunities and duties hereby conferred upon the Trustee named herein, and one such appointment and designation shall not exhaust the right to appoint and designate an additional successor but such right may be exercised repeatedly until the Secured Obligations are Paid In Full In Cash. To facilitate the administration of the duties hereunder, the Mortgagee may appoint multiple trustees to serve in such capacity or in such jurisdictions as the Mortgagee may designate.

Section 6.03 Retention of Moneys. All moneys received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law) and the Trustee shall be under no liability for interest on any moneys received by him hereunder.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Instrument Construed as Mortgage, Etc. With respect to any portions of the Mortgaged Property located in or adjacent to any State or other jurisdiction the laws of which do not provide for the use or enforcement of a deed of trust or the office, rights and authority of the Trustee as herein provided, the general language of conveyance hereof to the Trustee is intended and the same shall be construed as words of mortgage unto and in favor of the Mortgagee and the rights and authority granted to the Trustee herein may be enforced and asserted by the Mortgagee in accordance with the laws of the jurisdiction in which such portion of the Mortgaged Property is located and the same may be foreclosed at the option of the Mortgagee as to any or all such portions of the Mortgaged Property in any manner permitted by the laws of the jurisdiction in which such portions of the Mortgaged Property is situated. This Mortgage may be construed as a mortgage, deed of trust, conveyance, assignment, security agreement, fixture filing, pledge, financing statement, hypothecation or contract, or any one or more of them, in order fully to effectuate the Lien hereof and the purposes and agreements herein set forth.

Section 7.02 Releases.

(a) Full Release. If all Secured Obligations (other than amounts in respect of indemnification, expense, reimbursement, yield protection or tax gross-up for which no claim has been made) shall be Paid In Full In Cash, the Mortgagee shall forthwith cause satisfaction and discharge of this Mortgage to be entered upon the record at the expense of the Mortgagor and shall execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as may be appropriate. Otherwise, this Mortgage shall remain and continue in full force and effect.

(b) Partial Release. If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by the Mortgagor in a transaction permitted by the Indenture, then the Mortgagee, at the request and sole expense of the Mortgagor, shall promptly execute and deliver to the Mortgagor all releases, re-conveyances or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Mortgaged Property. At the request and sole expense of the Mortgagor, the Mortgagor shall be released from its obligations hereunder in the event that all of the Equity Interests of the Mortgagor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Indenture; provided that the Mortgagor shall have delivered to the Mortgagee, at least five Business Days prior to the date of the proposed release, a written request of a Responsible Officer of the Mortgagor for release identifying the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Mortgagor stating that such transaction is in compliance with the Indenture and the Secured Transaction Documents.

(c) Possession of Notes. The Mortgagor acknowledges and agrees that possession of any Note (or any replacements of any said Note or other instrument evidencing any part of the Secured Obligations) at any time by the Mortgagor or any other guarantor shall not in any manner extinguish the Secured Obligations or this Mortgage, and the Mortgagor shall have the right to issue and reissue any of the Notes from time to time as its interest or as convenience may require, without in any manner extinguishing or affecting the Secured Obligations or the Lien of this Mortgage.

Section 7.03 Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of the Trustee, the Mortgagee and the Secured Parties in order to effectuate the provisions hereof. The invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

Section 7.04 Successors and Assigns. The terms used to designate any party or group of persons shall be deemed to include the respective heirs, legal representatives, successors and assigns of such Persons.

Section 7.05 Satisfaction of Prior Encumbrance. To the extent that proceeds of the Indenture are used to pay indebtedness secured by any outstanding Lien against the Mortgaged Property then the Mortgagor acknowledges and agrees that: (a) such proceeds have been advanced at the Mortgagor’s request, and (b) the Mortgagee and the holders of Second Lien Notes shall be subrogated to any and all rights and Liens owned by any owner or holder of such outstanding Liens, irrespective of whether said Liens are or have been released. It is expressly understood that, in consideration of the payment of such other indebtedness, the Mortgagor hereby waives and releases all demands and causes of action for offsets and payments to, upon and in connection with the said indebtedness. This Mortgage is made with full substitution and subrogation of the Trustee and the Mortgagee and his successors in this trust and his and their assigns in and to all covenants and warranties by others heretofore given or made in respect of the Mortgaged Property or any part thereof.

Section 7.06 Application of Payments to Certain Obligations. If any part of the Secured Obligations cannot be lawfully secured by this Mortgage or if any part of the Mortgaged Property cannot be lawfully subject to the Lien hereof to the full extent of the Secured Obligations, then all payments made shall be applied on said Secured Obligations first in discharge of that portion thereof which is not secured by this Mortgage.

Section 7.07 Nature of Covenants. The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

Section 7.08 Notices. All notices, requests, consents, demands and other communications required or permitted hereunder shall be in writing and shall be deemed sufficiently given or furnished if delivered by registered or certified United States mail, postage prepaid, or by personal service (including express or courier service) at the addresses specified in Section 7.12 (unless changed by similar notice in writing given by the particular party whose address is to be changed). Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery at the address and in the manner provided herein, upon receipt; provided that, service of notice as required by the laws of any state in which portions of the Mortgaged Property may be situated shall for all purposes be deemed appropriate and sufficient with the giving of such notice.

Section 7.09 Counterparts. This Mortgage is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Mortgaged Property is situated in more than one county or parish, descriptions of only those portions of the Mortgaged Property located in the county or parish in which a particular counterpart is recorded shall be attached as Exhibit A to such counterpart. Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument. Complete copies of this Mortgage containing the entire Exhibit A have been retained by the Mortgagee.

Section 7.10 Governing Law. Insofar as permitted by otherwise applicable law, this Mortgage shall be construed under and governed by the laws of the State of Texas; provided, however, that, with respect to any portion of the Mortgaged Property located outside of the State of Texas, the laws of the place in which such property is located shall apply to the extent of procedural and substantive matters relating only to the creation, perfection, foreclosure of Liens and enforcement of rights and remedies against the Mortgaged Property.

Section 7.11 Financing Statement; Fixture Filing. This Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all Fixtures included within the Mortgaged Property and is to be filed or filed for record in the real estate records, mortgage records or other appropriate records of each jurisdiction where any part of the Mortgaged Property (including said fixtures) are situated. This Mortgage shall also be effective as a financing statement covering As-Extracted Collateral (including oil and gas and all other substances of value which may be extracted from the ground) and accounts financed at the wellhead or minehead of wells or mines located on the properties subject to the Applicable UCC and is to be filed for record in the real estate records, UCC records or other appropriate records of each jurisdiction where any part of the Mortgaged Property is situated.

Section 7.12 Execution of Financing Statements. Pursuant to the Applicable UCC, the Mortgagor authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Mortgaged Property without the signature of the Mortgagee in such form and in such offices as the Mortgagee reasonably determines appropriate to perfect the security interests of the Mortgagee under this Agreement. The Mortgagor also authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Mortgagee”, “all personal property of the Mortgagee” or words of similar effect. The Mortgagor shall pay all costs associated with the filing of such instruments.

In that regard, the following information is provided:

Name of Debtor:	Dune Properties, Inc.
Address of Debtor:	Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas 77002
Telephone:	713-229-6300
Facsimile:	713-229-6398
Attention:	Richard H. Mourglia
Jurisdiction of formation:	Texas
Organizational ID #:	149826000

Name of Secured Party:	U.S. Bank National Association
as Collateral Agent
Address of Secured
Party:	Corporate Trust Services, 5555 San Felipe Street, Suite 1150, Houston, Texas 77056
Attention:	Corporate Trust Officer
Telephone:
Facsimile:	(713) 235-9213
Owner of Record of
Real Property:	Debtor

Section 7.13 Exculpation Provisions. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS MORTGAGE; AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS MORTGAGE; THAT IT HAS IN FACT READ THIS MORTGAGE AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS MORTGAGE; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS MORTGAGE; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS MORTGAGE; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS MORTGAGE RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS MORTGAGE ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 7.14 References. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Mortgage refer to this Mortgage as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Mortgage unless otherwise stated herein. Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein.

Section 7.15 Integration. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 7.16 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Trustee pursuant to this Mortgage and the exercise of any right or remedy by the Trustee hereunder are subject to the provisions of the Intercreditor Agreement, dated as of December 22, 2011 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Intercreditor Agreement”, among the Issuer, the other obligors from time to time party thereto, Bank of Montreal, in its capacity as the initial First-Lien Collateral Agent thereunder, and U.S. Bank National Association, as trustee, in its capacity as the initial Second-Lien Collateral Agent thereunder. In the event of any conflict between the terms of the Intercreditor Agreement and this Mortgage, the terms of the Intercreditor Agreement shall govern and control.

ARTICLE VIII

STATE SPECIFIC PROVISIONS

Section 8.01 State Specific Provisions Generally. The state specific provisions detailed in this Article VIII apply to (1) Mortgaged Property located in that state and (2) UCC Collateral subject to the applicable law of that state.

Section 8.02 Special Louisiana Provisions.

(a) Multiple Indebtedness Mortgage/Maximum Amount. Insofar as any portion of the Mortgaged Property situated in or offshore the State of Louisiana is concerned, or as to which the laws of the State of Louisiana would be applicable, THIS MORTGAGE IS MADE AND GRANTED PURSUANT TO THE PROVISIONS OF, AND SHALL BE ENTITLED TO THE CONTINUING PREFERENCE AND PRIORITY PROVIDED BY, ARTICLE 3298 OF THE LOUISIANA CIVIL CODE, AND SHALL APPLY TO AND SECURE THE PAYMENT AND PERFORMANCE OF PAST, PRESENT AND FUTURE INDEBTEDNESS AS SAID TERM IS DEFINED IN INDENTURE AND THE MAXIMUM AMOUNT OF THE INDEBTEDNESS THAT MAY BE OUTSTANDING AT ANY TIME AND FROM TIME TO TIME THAT THIS MORTGAGE SECURES IS FIXED AT FIFTY MILLION DOLLARS ($50,000,000).

(b) Foreclosure and Sale. To the extent permitted by applicable law, the Mortgagor hereby waives (i) the benefit of appraisement provided for in articles 2332, 2336, 2723, and 2724 of the Louisiana Code of Civil Procedure and all other laws conferring the same; (ii) the notice of seizure provided for in articles 2293 and 2721 of the Louisiana Code of Civil Procedure; (iii) the three (3) days delay provided for in articles 2331 and 2722 of the Louisiana Code of Civil Procedure; and (iv) all other laws providing rights of notice, demand, appraisement, or delay. Pursuant to Louisiana Revised Statutes 9:5131-5135 and 9:5136-5140.2, in the event of the Mortgaged Property or any part thereof is seized as an incident to an action for the recognition or enforcement of this Mortgage by executory process, ordinary process, sequestration, writ of fierifacias, or otherwise, Mortgagor agrees that the Court issuing any such order, shall, if petitioned for by the Mortgagee, direct the applicable sheriff to appoint as a keeper of the Mortgaged Property the holder or any agent or other Person designated by holder at the time such seizure is effected. Mortgagor agrees that such keeper shall be entitled to receive its compensation, in excess of its reasonable costs and expenses incurred in the administration or preservation of the Mortgaged Property to the extent permitted by applicable law. The designation of a keeper made herein shall not be deemed to require the holder to provoke the appointment of such a keeper.

(c) Notary Public. The parties relieve and release the undersigned notary public of any duty to produce and attach mortgage or conveyance certificates.

(d) No Paraph. Mortgagor acknowledges that no promissory note or other instrument has been presented to the undersigned Notary Public(s) to be paraphed for identification herewith.

[SIGNATURES BEGIN NEXT PAGE]

THUS DONE AND PASSED, before me, Notary Public, in Harris, County, Texas, in the presence of witnesses on the 21st day of December, 2011, to be effective as of the 22nd day of December, 2011.

WITNESSES:	DUNE PROPERTIES, INC.

/s/ Yvonne Colebark	By:	/s/ James A. Watt
Name: Yvonne Colebark	Name:	James A. Watt
	Title:	President

/s/ Peter W. Raish
Name: Peter W. Raish

/s/ Sharon K. Barker
Notary Public
Seal: [SEAL]

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

This instrument was acknowledged before me the 21st day of December, 2011 by James A. Watt, President of Dune Properties, Inc., a Texas corporation, on behalf of such corporation.

/s/ Sharon K. Barker
Notary Public
Seal: [SEAL]

EXHIBIT A

to

SECOND LIEN MORTGAGE, DEED OF TRUST, ASSIGNMENT OF AS-EXTRACTED

COLLATERAL, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING

STATEMENT

Introduction

The capitalized terms used but not defined in this Exhibit A are used as defined in the Mortgage. For purposes of this Exhibit A the capitalized terms not defined in the Mortgage are as follows:

1.	“Working Interest” or “Gross Working Interest” and “W.I.” or “G.W.I.” means an interest owned in an oil, gas and mineral lease that determines the cost bearing percentage of the owner of such interest.

2.	“Net Revenue Interest” or “N.R.I.” means an interest (expressed as a percentage or decimal fraction), determined net of all royalties, overriding royalties, production payments or other burdens payable out of production, in and to all Hydrocarbons produced and saved from or attributable to a Well. In the case of any Well listed in Exhibit A, the Net Revenue Interest specified for such Well shall mean the sum of the percentage or decimal fraction set forth after the words “Net Revenue Interest” in the portion applicable to such Well plus, in the case of any Well with respect to which a royalty interest and/or overriding royalty is stated in this Exhibit A and applicable to such Well, the percentage or decimal fraction set forth after the words “Royalty Interest” or “Overriding Royalty Interest” in each such portion of Exhibit A.

3.	“Before Payout” or “BPO” means the Working Interest and/or Net Revenue Interest of a party before the point in time when the Well has recovered from production all costs as specified in underlying farmout, assignments or other documents in the chain of title, usually including costs of drilling, completing and equipping a well or wells plus costs of operating the well or wells during the recoupment period.

4.	“After Payout” or “APO” means the Working Interest and/or Net Revenue Interest of a party after the point in time when the Well has recovered from production all costs as specified in the underlying farmout, assignments or other documents in the chain of title, usually including costs of drilling, completing and equipping a well or wells plus costs of operating the well or wells during the recoupment period.

5.	“Well” means (i) any existing well identified in Exhibit A, including replacement well drilled in lieu thereof from which gas is now or hereafter produced and (ii) any well at any time producing or capable of producing gas attributable to the Hydrocarbons as defined above, including any well which has been shut-in, has temporarily ceased production or on which workover, reworking, plugging and abandonment or other operations are being conducted or planned.

All references contained in this Exhibit A to the Oil and Gas Properties are intended to include references to (i) the volume or book and page, file, entry or instrument number of the appropriate records of the particular county or parish in the state where each such lease or other instrument is recorded and (ii) all valid and existing amendments to such lease or other instrument of record in such county or parish records regardless of whether such amendments are expressly described herein. A special reference is here made to each such lease or other instrument and the record thereof for a more particular description of the property and interests sought to be affected by the Mortgage and for all other purposes.

For recording purposes, in regards to each county or parish portion to this Exhibit A, this Introduction may be attached to an original executed copy of the Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement to be separately filed of record in each county or parish.